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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): 06/27/2022

STEPAN COMPANY

(Exact name of registrant as specified in its charter)

Commission File Number: 1-4462

Delaware	36-1823834
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

1101 Skokie Boulevard, Suite 500, Northbrook, Illinois 60062

(Address of principal executive offices, including zip code)

(847) 446-7500

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of Each exchange on which registered
Common Stock, $1 par value	SCL	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.Entry into a Material Definitive Agreement

On June 24, 2022, Stepan Company (“Stepan”) entered into a Credit Agreement among Stepan, the foreign subsidiary borrowers from time to time party thereto, the lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as administrative agent, Bank of America, N.A., as syndication agent, and JPMorgan Chase Bank, N.A. and BofA Securities, Inc., as joint lead arrangers and joint bookrunners (the “Credit Agreement”). The Credit Agreement provides for credit facilities in an initial aggregate principal amount of $450.0 million, consisting of (i) a $350.0 million multicurrency revolving credit facility and (ii) a $100.0 million delayed draw term loan credit facility, each of which matures on June 24, 2027. The Credit Agreement also provides for an expansion option that will allow Stepan, subject to certain requirements, to request an increase to the revolving credit facility or to enter into one or more tranches of incremental terms loans in an aggregate amount of up to an additional $250.0 million.  Under these five-year committed facilities, Stepan may draw as needed to finance working capital needs, fund permitted acquisitions and capital expenditures, and for general corporate purposes. These new facilities replace Stepan’s $350.0 million multi-currency revolving credit agreement dated as of January 30, 2018.

The loans under the Credit Agreement bear interest at (i) a base rate, determined in accordance with the Credit Agreement, plus a spread of 0.125% to 0.75%, (ii) the term benchmark rate, comprised of either Adjusted Term SOFR, the CDOR Rate, or the Adjusted EURIBOR Rate, depending on the currency of such loan, plus a spread of 1.125% to 1.75%, or (iii) the Adjusted Daily Simple RFR plus a spread of 1.125% to 1.75%, in each case depending on Stepan’s net leverage ratio. The Credit Agreement requires Stepan to pay a commitment fee and a ticking fee, each ranging from 0.125% to 0.25% per annum, depending on Stepan’s net leverage ratio.

The Credit Agreement requires the maintenance of certain interest coverage and leverage ratio financial ratios and compliance with certain other covenants, including limitations on restricted payments, indebtedness, and liens. The Credit Agreement includes customary events of default, including failure to pay principal or interest when due, failure to comply with the financial and operational covenants, non-compliance with the other loan documents, the occurrence of a change of control event, and bankruptcy and other insolvency events.

The foregoing summary of the terms of the Credit Agreement is qualified in its entirety by reference to the full text of the Credit Agreement, which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 9.01Financial Statements and Exhibits

(d)Exhibits

ExhibitDescription

10.1

Credit Agreement, dated as of June 24, 2022, among Stepan Company, the foreign subsidiary borrowers from time to time party thereto, the lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as administrative agent, Bank of America, N.A., as syndication agent, and JPMorgan Chase Bank, N.A. and BofA Securities, Inc., as joint lead arrangers and joint bookrunners

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STEPAN COMPANY
Date: June 27, 2022	By:	/s/ David G. Kabbes
David G. Kabbes
Vice President, General Counsel and Secretary